EXHIBIT 10.1

November 26, 2014

Commonwealth Bank of Australia, 599 Lexington Avenue, 17th Floor New York, NY 10022 Attn: Director, Project Finance

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 18, 2014 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among MDW Pan LLP, as Borrower, Commonwealth Bank of Australia, as Administrative Agent, Collateral Agent, Technical Agent and Initial Lender, and the other Lenders named therein from time to time.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

1.	Amendments

In accordance with Section 15.01 of the Credit Agreement, the Borrower hereby requests that the Lenders and the Administrative Agent evidence their approval and consent to the following by signing the signature pages for such parties attached hereto:

(a)
The second paragraph of the “Preliminary Statements” of the Credit Agreement is hereby amended by (i) replacing the reference to “U.S.$55,000,000” therein with a reference to “U.S.$53,000,000” and (ii) replacing the reference to “U.S.$45,000,000” therein with a reference to “U.S.$43,000,000”.

(b)	The definition of “Capex Reserve Amount” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Capex Reserve Amount” means U.S.$0.”

(c)
The definition of “Cash Sweep Amount” in Section 1.01 of the Credit Agreement is hereby amended by replacing the reference to “Section 14.04(d)(xi) and (xii)” therein with a reference to “Section 14.04(d)(xi) through (xiii)”.

(d)
The definition of “Commitment” in Section 1.01 of the Credit Agreement is hereby amended by (i) replacing the reference to “U.S.$55,000,000” therein with a reference to “U.S.$53,000,000” and (ii) replacing the reference to “U.S.$45,000,000” therein with a reference to “U.S.$43,000,000”.

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(e)	The definition of “Depositary Agent” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Depositary Agent” means (a) with respect to the Proceeds Account, Wells Fargo Bank, National Association and (b) with respect to each other Depositary Account, The Bank of New York Mellon, in each case, as depositary bank under the applicable Depositary Agreement, or any successor depositary agent appointed pursuant to such Depositary Agreement or otherwise approved in writing by the Agents and the Lenders.”

(f)	The definition of “Depositary Agreement” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Depositary Agreement” means (a) with respect to the Proceeds Account, the Deposit Account Control Agreement, dated as of October 3, 2014, among the Borrower, the Collateral Agent and Wells Fargo Bank, National Association, as depositary bank and (b) with respect to each other Depositary Account, the Depositary Agreement, dated as of October 29, 2014, among the Borrower, the Administrative Agent, the Collateral Agent and The Bank of New York Mellon, as depositary bank.”

(g)	The definition of “PFF Commitment” in Section 1.01 of the Credit Agreement is hereby amended by replacing the reference to “U.S.$45,000,000” therein with a reference to “U.S.$43,000,000”.

(h)	The definition of “Project Costs” in Section 1.01 of the Credit Agreement is hereby amended by deleting the proviso at the end thereof.

(i)	Clause (i) of the definition of “Risk Management Program” is hereby amended and restated in its entirety as follows:

“(i) shall include (A) the Gold Price Protection Program and (B) an interest rate hedge permitted under clause (ii)(A) below representing 75% of the expected amount of PFF Loans to be borrowed by the Borrower under this Agreement and maturing after the Maturity Date and”

(j)	Section 2.05(a) of the Credit Agreement is hereby amended by replacing the table set forth therein with the following table:

Principal Repayment Date	Repayment Amount (in U.S.$ millions)
June 30, 2015	1.00

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September 30, 2015	4.60
December 31, 2015	3.60
March 31, 2016	4.05
June 30, 2016	2.00
September 30, 2016	5.75
December 31, 2016	10.75
March 31, 2017	11.25

(k)	Section 4.02(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“The Risk Management Program (including the Gold Price Protection Program and the interest rate hedge described in clause (i)(B) of the definition of Risk Management Program) shall have been fully implemented, and the required hedge economic outcomes contained therein satisfied.”

(l)	Section 4.04(a)(i) of the Credit Agreement is hereby amended by deleting the parenthetical therein.

(m)	Section 4.05(a)(viii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“[Reserved]”

(n)	Section 14.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“On or prior to the date hereof, the Borrower shall establish, and shall thereafter maintain, the following segregated Dollar-denominated collateral accounts with the applicable Depositary Agent for deposit of the Project Revenues and other moneys and proceeds:

(a) Account No. entitled “Proceeds Account” (the “Proceeds Account”);

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(b) Account No. entitled “MDW Pan LLP – Operating Reserve Account” (the “Operating Reserve Account”);

(c) Account No. entitled “MDW Pan LLP – Capex Reserve Account” (the “Capex Reserve Account”);

(d) Account No. entitled “MDW Pan LLP – Compensation Account” (the “Compensation Account”); and

(e) Account No. entitled “MDW Pan LLP – Debt Service Reserve Account” (the “Debt Service Reserve Account”).

Notwithstanding the foregoing, the parties agree that no Event of Default or Prospective Event of Default shall occur as a result of the Borrower’s failure to maintain the Capex Reserve Account.”

(o)	Section 14.04(d)(ix) of the Credit Agreement is hereby amended by replacing the reference to clause “(vii)” therein with a reference to clause “(viii)”.

(p)	Section 14.04(d) of the Credit Agreement is hereby amended by replacing clause (xiii) with the following:

“(xiii) thirteenth, after the application of funds as provided in clause (i) through (xii) above, twenty-five percent (25%) of amounts remaining in the Proceeds Account shall be applied as a mandatory prepayment in accordance with Section 2.03(b); and

(xiv) fourteenth, after the application of funds as provided in clauses (i) through (xiii) above, solely to the extent that Restricted Payments would be permitted with respect to amounts remaining in the Proceeds Account pursuant to Section 11.01 and not more than once per Quarterly Period, the Borrower may direct the transfer of such remaining funds to the Distribution Account.”

(q)
Section 14.08 of the Credit Agreement is hereby amended by deleting the language “, together with evidence showing that such funds to be transferred and remaining in the Capex Reserve Account are sufficient in aggregate, on a cost to complete basis, to meet the First Leach pad Expansion Costs” at the end thereof.

(r)	The second sentence of Section 14.12(a) of the Credit Agreement is hereby amended by adding the following language to the end thereof:

“or such other account as the Administrative Agent and the Borrower may agree”

(s)	Schedule I (Commitments, Pro Rata Share, Lending Offices) of the Credit Agreement is hereby replaced in its entirety with Schedule I attached hereto.

(t)	Schedule IV (Economic Completion Test and Agreed Test Protocols) of the Credit Agreement is hereby amended by adding the following language to the end thereof:

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“(g) First Leach Pad Expansion: The First Leach Pad Expansion has been completed, in accordance with the Development Plan and Financial Model, inclusive of

	(i)	Site grading;

	(ii)	HDPE liner installation, including welding, trenching and placement;

	(iii)	overliner placement, including crushing, placement and grading; and

	(iv)	piping, including leak detection and on-solution.

The incremental leach pad space associated with the expansion is to be not less than 1,300,000 square feet, with a minimum leach pad capacity of 8 million tons based on 160 feet maximum stacking height.”

(u)	Paragraph 1 of Exhibit N-2 of the Credit Agreement is hereby amended by deleting the parenthetical therein.

(v)	Paragraph 7 of Exhibit O-2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“[Reserved]”

2.	Consents

In accordance with Section 15.01 of the Credit Agreement, the Borrower hereby requests that the Lenders and the Administrative Agent evidence their approval and consent to the following by signing the signature pages for such parties attached hereto:

(a)
Within thirty (30) days following the occurrence of the Initial Funding Date, so long as no Event of Default or Prospective Event of Default has occurred and is continuing, the Borrower shall be permitted to make a one-time Restricted Payment from the Proceeds Account in an amount not to exceed U.S.$2,750,000.

(b)
Notwithstanding Sections 2.02(a), 4.03(g)(iv), 14.07 and 14.10 of the Credit Agreement, with respect to the final Borrowing under the Project Finance Facility, in addition to any other amounts permitted to be borrowed pursuant to the Credit Agreement, the Borrower shall be permitted to apply outstanding PFF Commitments to fund (i) the Operating Reserve Account with up to the amount necessary to cause amounts deposited in or credited to the Operating Reserve Account to equal the Operating Reserve Requirement and (ii) the Debt Service Reserve Account with up to the amount necessary to cause amounts deposited in or credited to the Debt Service Reserve Account to equal the Debt Service Reserve Requirement. Conforming changes to the last paragraph of the Loan

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Notice, paragraph 8 of the officer’s certificate in the form of Exhibit M-1 to the Credit Agreement and paragraph 4 of the Independent Engineer’s certificate in the form of Exhibit M-2 to the Credit Agreement, in each case delivered with respect

(c)	The Borrower delivered to the Administrative Agent and the Technical Agent on November 26, 2014 an updated Financial Model under the file name “Pan Gold Project Base Case Financial Model v8” (the “Updated Financial Model”). The parties agree that the existing Development Plan shall be deemed to be updated to reflect the Updated Financial Model as well as the new mine plan and leach pad stacking plan delivered by the Borrower to the Administrative Agent and the Technical Agent on November 14, 2014 under the file names “Progress Memo Pit Design and Stacking Plan 13-Nov-2014.pdf” and “Pan Resources - vulcanpit 7 fixed (v7b).xlsx” (the Development Plan as so updated, the “Updated Development Plan”). The Borrower hereby certifies that the Updated Development Plan and the Updated Financial Model (i) were prepared in good faith by the Borrower, (ii) are based on assumptions that are consistent with the requirements of the Transaction Documents, the Agreement Approvals, the Project Approvals and Applicable Law and that the Borrower considers to be reasonable in light of the conditions existing as of the delivery of the Update Development Plan and the Updated Financial Model and (iii) represent the Borrower’s best estimate of the information set forth therein as of the date of such delivery. Solely with respect to the Updated Development Plan and the Updated Financial Model referenced herein, the Lenders hereby consent to the foregoing certification being provided in lieu of the Officer’s Certificates contemplated by Sections 9.01(d)(i) and 9.01(e)(i) of the Credit Agreement and approve such Updated Development Plan and Updated Financial Model.

3.	Miscellaneous

This letter shall become effective as of the date first written above only upon (a) receipt by the Borrower and the Administrative Agent of (i) counterparts of this letter executed by the Borrower, the Lenders and the Administrative Agent and (ii) the Consent and Reaffirmation attached hereto executed by each of the Guarantors, Guarantor Equity Pledgors and Equity Pledgors and (b) payment of the first installment of the Amendment Fee described below.

In connection with this letter, the Borrower shall pay or cause to be paid to the Administrative Agent an amendment fee equal to 1.00% of the aggregate Commitment as of the date hereof (after giving effect to this Amendment) (the “Amendment Fee”). The Amendment Fee shall become due and payable in two installments, with 75% of the Amendment Fee becoming due on the Initial Funding Date and 25% of the Amendment Fee becoming due on the initial Principal Repayment Date. The Borrower agrees that, once paid, the Amendment Fee (or any portion thereof) will not be refundable under any circumstances. The Amendment Fee will be paid in immediately available funds, shall not be subject to reduction by way of set-off or counterclaim, and may be shared among the Lenders and the Agents (and their respective affiliates) as the Administrative Agent may determine in its sole discretion.

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Upon the effectiveness of this letter, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as in effect after giving effect to this letter.

The Credit Agreement and each of the other Loan Documents are and shall continue to be in full force and effect and, except as otherwise waived in accordance with the terms hereof, are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this letter shall not, except as expressly provided herein, constitute a waiver of any provision of any of the Loan Documents.

In case any provision herein or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

This letter may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter by electronic means shall be effective as delivery of a manually executed counterpart of this letter.

This letter shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature pages follow]

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MDW PAN LLP, as Borrower

By: MDW Pan Holding Corp., its Managing Partne

By:	_________________________________
Name:
Title:

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COMMONWEALTH BANK OF AUSTRALIA, as Administrative Agent and Lender

By:	_________________________________
Name:

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